UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25






                                                           SEC FILE NUMBER 30536
                                                        CUSIP NUMBER: 0001082594
                           NOTIFICATION OF LATE FILING

(Check One): [  ]  Form 10-K  [  ] Form 20-F  [ ] Form 11-K     [X] Form 10-Q
             [  ]  Form N-SAR

                     For Period Ended: Ended March 31, 2002
                                       --------------------

         [  ]Transition Report on Form 10-K
         [  ]Transition Report on Form 20-F
         [  ]Transition Report on Form 11-K
         [  ]Transition Report on Form 10-Q
         [   Transition Report on Form N-SAR

                           For the Transition Period Ended:____________________


     Read attached instruction sheet Before Preparing Form. Please Print or type.

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein

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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART I-- REGISTRANT INFORMATION

FoneCash, Inc.
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Full Name of Registrant

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Former Name if Applicable

90 Park Avenue, Suite 1700
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Address of Principal Executive Office (Street and Number)

New York, NY 10016
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City, State and Zip Code

                        PART II-- RULES 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   |      (a) The reasons  described  in  reasonable  detail in Part III of this
   |      form could not be eliminated without unreasonable effort or expense;
   |
   | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will | be filed on or before the fifteenth calendar day following the
[X]|      prescribed  due date;  or the subject  quarterly  report of transition
   |      report on Form 10-Q, or portion thereof will be filed on or before the
   |      fifth calendar day following the prescribed due date; and
   |
   |      c) The  accountant's  statement  or  other  exhibit  required  by Rule
   |      12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

          The Company's independent accountants are in the process of completing their review of its financial statements for the period ended March 31, 2002, and management believes that this review will be completed after May 15, 2002, but before May 20, 2002.

                           PART 1V-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  Daniel E. Charboneau                 (212)984-0641
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                         (Name)                 (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).[ X ] Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




FONECASH, INC, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


 Date: May 15, 2002              By: /s/ Daniel E. Charboneau
                                    --------------------------------
                                    Daniel E. Charboneau
                                    (Principal Financial and Accounting Officer)